Exhibit 10.6

FINANCE SERVICES BUREAU

Extract of the notary deed between the Macau Special Administrative Region and Galaxy Casino S.A.

Alterations to the Concession Agreement for the Operation of Games of Chance or Other Games in Casino in the Macau Special Administrative Region

I hereby certify that, per notary deed of December 19, 2002, at pages 65 to 77 of Book 342 of the Notary Division of the Finance Services Bureau, the “Concession Agreement for the Operation of Games of Chance or Other Games in Casino in the Macau Special Administrative Region” executed by notary deed of June 26, 2002, at pages 12 to 91 verso of Book 338 of the Notary Division of the said Bureau was altered in the following terms:

Clause Twenty-Four – Obligations to give notice

ONE – The concessionaire undertakes to inform the Government of its intent to enter into a contract with a management company, for the management not related with the operation of games of chance or other games in casino, at least 90 days in advance.

TWO – For the effects of the previous number, the concessionaire undertakes to submit to the Government a certified copy of the articles of association of the management company or equivalent document and the draft of the management contract.

THREE – The concessionaire undertakes to the Macau Special Administrative Region not to enter into a contract by which another entity assumes management powers in respect of the operation of games of chance or other games in casino.

FOUR – A breach of the previous number shall imply the payment of a penalty of MOP$500,000,000.00 to the Macau Special Administrative Region, without prejudice of other applicable penalties or remedies.

Clause Twenty-Six – Suitability of the shareholders, directors and principal employees of the concessionaire

ONE – The concessionaire’s shareholders holding an amount equal to or greater than 5% of its share capital, its directors and its principal employees with relevant duties in the casino should remain idoneous for the duration of the concession, according to legal terms.

TWO – For the effects of the previous number, the concessionaire’s shareholders, holding an amount equal to or greater than 5% of its share capital, its directors and its principal employees with relevant duties in the casino are subject to ongoing and permanent monitoring and checking by the Government, according to legal terms.

THREE – The grantee ( = concessionaire) undertakes to endeavour to assure that its shareholders holding an amount equal to or greater than 5% of its share capital, its directors and its principal employees with relevant duties in the casino should remain idoneous for the duration of the concession, bearing in mind that their suitability reflects on its own suitability.

FOUR – The grantee undertakes to require that its shareholders holding an amount equal to or greater than 5% of its share capital, its directors and its principal employees with relevant duties in the casino should report to the Government, within the shortest possible period of time, after being aware of it, each and every fact that might be relevant to the grantee’s suitability or their own.

FIVE – For the effects of the previous number, the grantee undertakes to enquire every six months among its shareholders holding an amount equal to or greater than 5% of its share capital, its directors and its principal employees with relevant duties in the casino if they are aware of any fact that may be relevant to the suitability of the grantee or their own, notwithstanding the fact that the grantee being aware of any such fact, should report it to the Government, within the shortest possible period.

SIX – The grantee undertakes to report to the Government, within the shortest possible period, after being aware of it, each and every fact that might be relevant to the suitability of its shareholders holding an amount equal to or greater than 5% of its share capital, its directors and its principal employees with relevant duties in the casino.

SEVEN – The provisions of number THREE of the previous clause apply to the suitability checking processes of the shareholders holding an amount greater than or equal to 5% of the grantee’s share capital, its directors and principal employees with relevant duties in its casinos.

Clause Thirty-five – Investment Plan

ONE – The grantee undertakes the obligation to carry out the Investment Plan attached to the present concession contract under the terms stipulated in it.

TWO – The grantee specifically undertakes the obligation:

1) To employ qualified labour in all the projects;

2) To give preference in the contracting of companies and workers for the implementation of the projects referred to in the Investment Plan attached to the present contract, to those who are in permanent activity or are resident in the Special Administrative Region of Macao;

3) To comply with, in the implementation of the projects for the works referred to in the Investment Plan attached to the present license contract (= concession agreement), the norms and technical regulations in force in the Special Administrative Region of Macao, namely the Regulamento de Fundações (Foundation Regulation), approved by the Decree-Law number 47/96/M, of the 26th of August, and the Regulamento de Segurança e Acções em Estruturas de Edifícios e Pontes (Security and Actions in Struuctures of Buildings and Bridges Regulation), approved by the Decree-Law number 56/96/M, of the 16th of September, as well as the specifications and documents of the ratification of official entities and instructions from manufacturers or patent-holding entities;

4) To prepare the projects referred to in the Investment Plan attached to the present license contract, for approval by the Direcção dos Serviços de Solos, Obras Públicas e Transportes (Public Works Department), which will henceforth be referred to as DSSOPT, with a quality control manual, prepared by an entity which is able to provide evidence of experience in identical services and of the same nature, whose technical competence is recognised by the said Department, and which has its approval, including a plan of works and their respective financial and work chronograms, together with samples of the most significant materials to be used and with the curricula of those responsible for each specialised area, in addition to further documents as stipulated in the legislation in force, namely the Decree-Law number 79/85/M of 21st of August; in the case of failure to submit a quality control manual or its failing to be approved, the grantee will undertake the obligation to meet the requirements of a quality control manual latterly prepared by a specialist entity appointed by the DSSOPT;

5) To carry out the works in full accordance with the approved plans, in agreement with the legal and regulatory provisions in force and in compliance with recognised international standards for works and supplies of the same nature, as well as following the rules of the industry:

6) To meet the deadlines for the construction and the public inauguration of the projects referred to in the Investment Plan attached to the present license contract;

7) To make use of, during the implementation of the projects referred to in the Investment Plan attached to the present license contract, materials, systems and equipment that are certified and approved of by recognised entities and which are generally recognised as meeting high international standards;

8) To uphold the quality of all the projects referred to in the Investment Plan attached to the present license contract and in compliance with high international standards of quality;

9) To guarantee that the commercial establishments included within the ventures uphold high international standards of quality;

10) To uphold a modern, efficient and high-quality management in compliance with high international standards of quality;

11) To inform the Government, in the shortest time possible, of any and every situation that modifies or that may come to modify in a significant way, whether in the construction phase or in the operational phase of any aspect of the activity, the normal development and progress of works, as well as any structural or other kinds of anomalies in these works, through detailed and justified reports concerning these situations, possibly including the input of entities other than the grantee and of recognised competence and reputation, with a statement of the measures taken and or to be implemented in order to overcome those situations.

THREE – The grantee is accountable to the grantor (= Macau S.A.R.) and to third parties for any losses resulting from deficiencies, errors or serious omissions in the conception and structural design of the projects, in the carrying out of construction works and in the maintenance of the constructions underlying the Investment Plan attached to the present license contract and which are ascribable (attributable) to the grantee.

FOUR – The Government may authorise that the deadlines referred to in paragraph 6) of number TWO be modified foregoing the need to revise the present license contract.

FIVE – The Government undertakes the obligation to make viable that the grantee implements, either directly or indirectly, according to the legal terms, the projects referred to in the Investment Plan attached to the present license contract.

Clause Thirty-Eight – Contracting and subcontracting

The contracting and subcontracting of third parties does not exempt the grantee from the legal obligations to which it is bound, without prejudice of the application of the provisions of clause 75.

Clause Seventy-Three – Discharge of the grantor from extra-contractual responsibilities to third parties

ONE – The grantor does not accept or share any responsibility that may arise to the grantee for acts committed by the latter or in its name, which involves or may involve any responsibilities of a civil or other nature.

TWO – The grantee will be responsible, furthermore, for the losses caused by entities that it has contracted, safe for the sub-concession, for the development of the activities covered by the license, under the general terms of the principal and agent relationship.

Clause Seventy-Five – Sub-concession

ONE – Without the authorisation of the Government, the grantee cannot wholly or partially proceed with the sub-concession of the licence (= concession), nor undertake any transaction with a view to achieving such goal.

TWO – Without affecting other applicable sanctions and penalties, violation of the provision stipulated above will result in payment of the following penalties to the Special Administrative Region of Macao:

•	in the event of full sub-concession – MOP 500,000,000.00 (five hundred million patacas);

•	in the event of partial sub-concession – MOP 300,000,000.00 (three hundred million patacas).

THREE – For the purposes of the authorisation mentioned in number ONE, the grantee must inform the Government of its intention to proceed with a sub-concession, supplying any elements considered necessary by the Government, including all correspondence exchanged between the grantee and the entity which it intends to contract with.

FOUR – The sub-concession does not exempt the concessionaire company from the legal and contractual obligations to which it is bound, unless if and in the terms authorized by the Government.

Clause Eighty – Unilateral Rescission due to Non-fulfilment

ONE – The Government may terminate the license, by means of unilateral rescission due to non-observance, in the event that the grantee does not fulfil the fundamental duties to which it is legally or contractually bound.

TWO – The following cases constitute special reason for unilateral rescission of the license contract:

1) Deviation from the object of the license, by hosting non-authorised gaming, or by carrying out activities excluded from the corporate object of the grantee;

2) Abandoning the operation of the license or suspending it without justification for a period longer than seven consecutive days or a total of fourteen days within one calendar year;

3) The total or partial transfer of the operation, whether temporary or definitive, against the stipulations of the license system mentioned in clause six;

4) Failure to pay taxes, premiums, contributions or other liabilities established in the license system mentioned in clause six, due to the grantor and not contested within the legal period;

5) Refusal or inability on the part of the grantee to take back the license under the terms of paragraph FOUR of the previous clause, or, upon taking back the license, continuation of the situations causing the seizure;

6) Continued opposition to financial controls or inspection, or repeated failure to fulfil the determinations of the Government, namely the instructions of the DICJ ;

7) Systematic failure to observe the fundamental duties established by the license system (= concession system)mentioned in clause six;

8) Failure to provide or reinforce the bonds or guarantees required by this license contract under the terms and within the deadlines established;

9) Bankruptcy or liquidation of the grantee;

10) The practice of serious fraudulent activity designed to harm the public interest;

11) Serious and repeated infractions of the hosting rules for games of chance or other casino games, or infraction of the integrity of games of chance or other casino games;

THREE – Without affecting the stipulations made in clause eighty three, in the even of one of the situations mentioned in the previous paragraph or any other situation which, under the terms of this clause, may motivate unilateral rescission due to non-fulfilment of the license contract, the Government will notify the grantee to, within the deadline stipulated, wholly fulfil its obligations and correct or set right the consequences of its actions, unless it is a non reparable infraction.

FOUR – In the event that the grantee does not fulfil its obligations or does not correct or set right the consequences of its actions, under the terms stipulated by the Government, the latter may unilaterally rescind this license contract by notifying the grantee of this intention. The Government may also give written notification of this intention to the entities which guarantee the financing of the investments and duties taken on by the grantee, under the terms and purposes established in the license system mentioned in clause six, with regard to financial capacity.

FIVE – Notification to the grantee of the decision to rescind, as mentioned in the previous paragraph, will be effective immediately, regardless of any other formality.

SIX – In cases of justified emergency, in which the procedure of correcting the non-fulfilment of contract, defined in paragraph THREE, proves to be too lengthy, the Government may immediately seize the license under the terms defined in the previous clause, without affecting the need to carry through the aforementioned procedure and to satisfy the provisions stipulated in paragraph FOUR.

SEVEN – Unilateral rescission due to non-fulfilment of this license contract, under the terms of this clause, will oblige the grantee to pay indemnity, to be calculated under the terms of the law.

EIGHT – Unilateral rescission due to non-fulfilment of this license contract of will imply that the respective casinos will be returned to the grantor immediately and at no cost, including the equipment and utensils involved in the gaming, even where such items are located outside the casinos.

Clause Eighty-One – Expiry

ONE – This license contract expires on the date of the final term of license established in clause eight, dissolving all contractual relationships existing between the Parties, without affecting the clauses of this contract that extend beyond the final term of license.

TWO – In the event that the contract expires under the terms established in the previous paragraphs, the grantee will be entirely responsible for ceasing the effects of any contracts to which it is party, and the grantor will not assume any liability in this area.

Clause Eighty-Six – Notifications, communications, warnings, authorisations and approvals

ONE – The notifications, communications, authorisations and approvals mentioned in this license contract, unless otherwise stipulated, are to be carried out in writing and delivered:

1) By hand, proved by receipt of protocol;

2) By facsimile, proved by receipt of transmission;

3) By registered mail with proof of receipt.

TWO – Authorisation to be granted by the Government must always be requested in advance and may impose conditions.

THREE – Failure to respond to the request for authorisation and approval or any other request formulated by the grantee will be considered a rejection of the request.

FOUR – The following addresses and facsimile numbers are considered to be the headquarters of the Parties for the purposes of this license contract:

Governo da Região Administrativa Especial de Macau:

Direcção de Inspecção e Coordenação de Jogos

Avenida da Praia Grande, números 762-804, edifício “China Plaza”, 21.º andar, Macau

Fax: 370296

Grantee: Galaxy Casino, S.A.

Headquarters: Avenida da Praia Grande, número 409, edifício “China Law”, 25.º andar, Macau.

Fax: 371199

FIVE – The Parties may alter the addresses and facsimile numbers indicated in the previous paragraph by means of prior notice to the other Party.

And so they declared.

ANNEX TO THE LICENSE CONTRACT

INVESTMENT PLAN

Notwithstanding the provisions in Clause Thirty-Nine of the present license contract, the grantee undertakes the obligation to specifically carry out namely:

1. A Resort – Hotel – Casino complex, to be concluded and open to the public in June 2006.

2. A Venetian themed Resort – Hotel – Casino complex, to be concluded and open to the public in June 2006.

3. A convention centre to be concluded and open to the public in December 2006.

4. Two “city clubs” in Macau.

Total amount: 8.800.000.000,00 (eight thousand eight hundred million patacas), to be spent over a maximum period of 7 (seven) years after the signing of the present license contract.